Exhibit 16.1


                                                               November 12, 2004


Office of the  Chief  Accountant
SECPS  Letter  File
Securities  and  Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Re:     China Energy Savings Technology, Inc.
        Commission File No. 000-31047

We were previously the principals accountants for China Energy Savings Technology, Inc. and under the date of January 29, 2004, we reported on the consolidated financial statements of Starway Management, Ltd. as of December 31, 2003 and 2002 and for the years then ended. On November 5, 2004, we resigned as the Company's auditor. We have read the statements made by China Energy Savings Technology, Inc. which were provided to us on November 10, 2004 which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K as part of the Company's Current Report on Form 8-K dated November 5, 2004. We agree with the statements concerning our firm in such Current Report on Form 8-K, except that the periods audited by our firm were the years ended December 31, 2003 and 2002.

Very Truly Yours,


/s/ Webb & Company, P.A.